Exhibit 10.11

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”), effective as set forth in section 4(c)(vii) below, is entered into by and between Paxton Wiffler (“Employee”) and Skilled Healthcare, LLC (“Employer”), on behalf of itself individually and any and all past and present parents, affiliates and subsidiary companies (collectively, the “Company”).

WHEREAS, Employee has been an employee of Employer pursuant to an Employment Agreement executed by the parties as of April 10, 2014 (“Employment Agreement”); and

WHEREAS, Employee and Employer wish to terminate their employment relationship on mutually acceptable terms and conditions.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee (individually, a “Party,” and collectively the “Parties”) hereby agree as follows:

1.                                      Termination of Employment. Employee acknowledges that his/her employment and all of his/her positions with the Company is terminated as of February 2, 2015 (the “Termination Date”). Employee agrees that from and after the Termination Date he/she shall not hold himself/herself out as an employee, agent or authorized representative of the Company, negotiate or enter into any agreements on behalf of the Company, or otherwise purport to bind the Company in any way. Employee understands that the termination of his/her employment terminates Employee’s right or claim to compensation or any other benefits of employment with the Company beyond the Termination Date, except that he/she shall be entitled to the separation compensation expressly set forth in this Agreement on the terms and subject to the conditions of this Agreement. Employee further acknowledges that, with the Payment set forth in Paragraph 2 of this Agreement, he/she will have been paid all earned wages and other compensation incident to his/her employment to which he/she was entitled through the Termination Date, including without limitation, any accrued, unused vacation pay and/or paid time off.

2.                                      Separation Benefits to Employee. In consideration for Employee’s entering into this Agreement and Employee’s continuing compliance with his/her obligations hereunder from and after the Termination Date as provided herein, the Company shall pay Employee One Million Eighty-Four Thousand Seven Hundred Eleven Dollars and Fifty-Four Cents ($1,084,711.54), less all applicable deductions and withholdings as required by law or authorized by Employee; this payment shall be made by the Company in a lump sum within sixty (60) days following the Termination Date.  The Company shall also continue Employee’s medical, dental and vision benefits at the Employee’s current levels, if any, at the Company’s expense for a period of up to twenty-four (24) months following the Termination Date.  The payments and benefits contemplated hereunder are collectively referred to as the “Payment.”  Notwithstanding anything herein to the contrary, the Company shall have no obligation to make the Payment if Employee revokes this Agreement as provided in Section 4(c) hereof.  Employee understands that the

Payment represents the Company’s sole financial obligation to Employee from and after the Termination Date, and that, without limiting the foregoing, Employee is not entitled to severance or separation pay or other benefits under any other plan, policy or agreement except as expressly required by law, and that any other prior agreements and understandings between the Company and Employee shall from and after the Termination Date be null and void and of no force and effect (except the provisions of the Employment Agreement that survive the termination thereof).

3.                                      No Admissions. Employee understands that neither this Agreement nor the making of this Agreement is intended, and shall not be construed, as an admission that the Company or any of the other Company Releasees (as defined below) has violated any federal, state or local law (statutory, decisional or common law), or any ordinance or regulation, or has committed any wrong whatsoever with respect to Employee (including, but not limited to, breach of any contract, actual or implied, or any tort). The Company and each of the other Company Releasees expressly deny any such violation or wrongdoing whatsoever. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or to enforce its terms.

4.                                      General Release by Employee.

a.                                      In exchange for the Company’s promises as set forth herein (including without limitation its obligations as set forth in Section 2), and for other good and valuable consideration, the receipt and sufficiency of which Employee hereby acknowledges, to the fullest extent permitted by law Employee hereby irrevocably and unconditionally releases, waives and forever discharges the Company, its direct and indirect parents, subsidiaries and affiliates, partnerships, successors and assigns, and all of their past and present directors, members, partners, contractors, distributors, officers, stockholders, consultants, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries (collectively, the “Company Releasees”), individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that he/she has ever had, may now have, or may later assert against any of the Company Releasees, whether or not arising out of or related to Employee’s employment by or the performance of any services to or on behalf of the Company or the termination of that employment and those services, from the beginning of time through the date of Employee’s execution and delivery of this Agreement (hereinafter referred to as “Employee Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor, employment or civil rights laws, as amended, including, without limitation, the federal Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2,

19702.3; California Labor Code §§ 1101, 1102, California Labor Code §§ 1102.5(a),(b); the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; the California Business and Professions Code, as amended; the Ralph Civil Rights Act; the Tom Bane Civil Rights Act; or under the California Labor Code, and any other federal, state or local laws against discrimination; (ii) any claims arising out of or related to any and all other federal, state or local constitutions, statutes, rules or regulations; (iii) any claims arising out of any contract, agreement or understanding; or (iv) any claims arising under any common law right of any kind whatsoever, including, without limitation, any claims for any kind of tortious conduct, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, stock bonus or options, stock, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses. Notwithstanding the foregoing, Employee’s release herein shall not affect Employee’s rights, if any, to enforce the terms of this Agreement or the Employment Agreement, or under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

b.                                      Employee further waives and relinquishes any rights and benefits which he/she has or may have under California Civil Code § 1542, and any other similar provision of federal, state or local law (including, without limitation any law of the state(s) in which Employee resides or was employed by the Company) to the fullest extent that Employee may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. California Civil Code § 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee understands that he/she is referred to in this statute as the ‘creditor’ and the Company or other Released Party is referred to as the ‘debtor’.  Employee acknowledges that he/she is aware that he/she may later discover facts in addition to or different from those which he/she now knows or believes to be true with respect to the subject matter of this Agreement, but it is his/her intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the parties hereto, and that in furtherance of this intention, the releases given in this Agreement shall be and remain in effect as full and complete general releases notwithstanding discovery or existence of any such additional or different facts.

c.                                       Employee agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which he/she has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

(i)                                     This paragraph and this Agreement are written in a manner calculated to be understood by him/her.

(ii)                                  The waiver and release of claims under the ADEA contained in this Agreement do not cover rights or claims that may arise after the date of Employee’s execution and delivery of this Agreement.

(iii)                               This Agreement provides for consideration in addition to anything of value to which Employee is already entitled.

(iv)                              Employee has been advised to consult an attorney before signing this Agreement.

(v)                                 Employee has been granted forty-five (45) days after he/she is presented with this Agreement, and the information as required by the ADEA (a copy of such information being attached to and made part of this Agreement as Attachment A), to decide whether or not to sign this Agreement. If Employee executes this Agreement prior to the expiration of such period, he/she does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the forty-five (45) day period.

(vi)                              Employee has the right to revoke this Agreement within seven (7) days of signing this Agreement. However, in the event this Agreement is so revoked, this Agreement will be null and void in its entirety ab initio, and Employee shall not receive (or be entitled to retain) any portion of the Payment.

(vii)                           If Employee wishes to revoke this Agreement, he/she may do so only by timely delivering to Employer written notice stating Employee’s revocation of this Agreement. Such written notice must be received by Employer, at Employer’s address for notices as set forth on the signature page hereof, no later than the seventh (7th) day after the date of this Agreement.  Accordingly, the terms of this Agreement shall become effective, final and binding on the 8th calendar day after Employee signs the Agreement provided he/she has not revoked it.  Any revocation hereunder shall not affect Employee’s termination of employment.

d.                                      To the fullest extent permitted by law, Employee agrees that he/she will not, directly or indirectly, individually or through one or more intermediaries, lodge or assist anyone else in lodging any formal or informal complaint, claim, charge, action or proceeding in court, with any federal, state or local agency or any other forum, in any jurisdiction (collectively “Proceeding”), against the Company or any of the other Company Releasees arising out of or related to Employee Claims, Employee’s employment by the Company or the termination of that employment, or the performance by Employee of any services to or on behalf of the Company (collectively, “Procedural Claims”). Employee further represents and warrants that he/she has not assigned or otherwise transferred, and agrees that he/she will not in the future assign or otherwise transfer, any Procedural Claims (including any interest or right therein) to any person, corporation or other entity. Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from Employee. Notwithstanding the foregoing, this

Agreement shall not prohibit Employee from bringing to the attention of the United States Equal Employment Opportunity Commission any claim of discrimination; however, Employee acknowledges that he/she has waived his/her right to receive any damages or other monetary recovery in connection with such claim.

e.                                       Employee represents and warrants that he/she has not suffered (and has no reason to believe that he/she has or may have suffered) any injury for which he/she may be eligible for workers’ compensation benefits. Employee agrees that the Company may, but is not obligated to, submit this Agreement to the state workers’ compensation appeals board (or similar governmental authority responsible for workers’ compensation claims) for approval as a full compromise and release as to any workers’ compensation claims in the event that Employee files such a claim.

f.                                        Execution and delivery of this Agreement by Employee operates as a complete bar and defense against any and all Procedural Claims. To the fullest extent permitted by law, if Employee should, directly or indirectly, individually or through one or more intermediaries, hereafter make any Procedural Claims in any Proceeding against the Company or any of the other Company Releasees, this Agreement may be raised as and shall constitute a complete bar to any such Proceeding and the Company and/or the other Company Releasees shall be entitled to and shall recover from Employee all costs incurred, including reasonable attorneys’ fees, in defending against any such Proceeding.

5.                                      Employee Obligations and Agreements.

a.                                      Employee has notified the Company of all facts (if any) of which Employee is aware that Employee believes may constitute a violation of the Skilled Healthcare Group Code of Conduct or other policies or any of the Company’s legal or regulatory obligations. Employee represents and warrants that he/she has no knowledge of any actions or inactions by any of the Company Releases or by Employee that Employee believes could potentially constitute a basis for any violation of any federal, state or local law, any common law or any rule or regulation promulgated by any administrative, regulatory or other governmental authority.

b.                                      Employee represents that Employee has not filed any complaints, charges or claims against the Company with any local, state, or federal agency or court, or with any other forum.

c.                                       Employee agrees that Employee shall not at any time disparage or encourage or induce others to disparage the Company (or any of its affiliates, officers and/or employees, or any of its products, equipment or services) in any way, including but not limited to making any negative or derogatory statements in verbal, written, electronic or any other form about the Company, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the Internet, except that this clause shall not be construed to prohibit Employee from giving truthful responses and/or testimony in any legal or regulatory proceeding or inquiry.

d.                                      During Employee’s employment with the Company, Employee has acquired certain confidential, proprietary or otherwise non-public information concerning the Company, which may include, without limitation, intellectual property, trade secrets, financial data, strategic business or marketing plans, and other sensitive information concerning the Company, its employees, officers, directors, agents, patients and customers. Employee understands that he/she was provided with or had access to such information solely in his/her capacity as an employee of the Company, and that such information was provided to him/her subject to his/her obligation to retain such information in confidence and not to make any use of such information except as authorized to do so in the course and scope of his/her employment with the Company. Employee understands and agrees that his/her obligations to maintain that information in confidence shall remain in effect after the termination of his/her employment with the Company, and he/she agrees to continue to honor that obligation. This provision is meant to supplement, and not supersede or limit, any existing agreements or legal obligations or principles concerning confidentiality, trade secrets, assignment or ownership of intellectual property, or solicitation of employees or customers. To the extent of any conflict between any provision of this paragraph and that of any other such agreement or legal obligation or principle, that providing the greatest protection to the Company shall control.

e.                                       Employee shall not, at any time during the two-year period following the Termination Date, directly or indirectly recruit or otherwise solicit or induce or encourage any employee of the Company to terminate his or her employment with the Company.  Employee shall not use any Company confidential information or trade secret to directly or indirectly solicit or induce or encourage any contractor, customer or supplier of the Company to terminate its arrangement with the Company or to otherwise change its relationship with the Company

f.                                        Notwithstanding any other provision of this Agreement, to the extent that Employee has any outstanding financial obligations to the Company (including, but not limited to, outstanding loans, promissory notes and credit card charges) that do not otherwise constitute reimbursable business expenses under the Company’s expense reimbursement policies, Employee shall remain liable for all such financial obligations and shall remit payment in full to the Company as soon as practicable after the Termination Date.

g.                                       To the extent Employee has unreimbursed business expenses incurred through the Termination Date, Employee must immediately (and in any event within five (5) business days following the Termination Date) submit the expenses with all appropriate documentation in accordance with the Company’s reimbursement policies; those expenses which meet the guidelines of the Company and Employee’s department will be reimbursed. No new reimbursable expenses may be incurred after the Termination Date.

h.                                      For a period of 10 years following the date of termination of Executive’s employment, Employee shall cooperate fully with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal or regulatory proceedings in which Employee’s assistance may be reasonably requested by the Company. If Employee is compelled to testify pursuant to a validly served subpoena (or its equivalent or like process) in any legal proceeding or by regulatory authority, Employee shall notify the Company as soon as reasonably practical, but in no event later than five (5) days before any response or testimony is due from Employee (or on Employee’s behalf), of all subpoenas or requests for information, and will advise the Company of Employee’s response thereto, if any. Employee represents that Employee has not filed any complaints, charges or claims against the Company with any local, state, or federal agency or court, or with any other forum. Employee shall cooperate in good faith and in a timely manner with any reasonable, good faith requests for information from Employer following the Termination Date regarding patient health and other matters of which Employee may have become aware during and as a result of his/her employment with Employer.

i.                                          Employee agrees to return to the Company, within seven (7) days of executing this Agreement, any Company property no matter where located including, but not limited to, keys, laptop computer, computer disks/storage devices, all other computer equipment/accessories and any and all written and/or electronic material prepared or obtained in the course of employment at the Company.

j.                                         Employee represents and warrants that he/she is knowingly and voluntarily entering into this Agreement.

6.                                      Miscellaneous Provisions.

a.                                      This Agreement cannot be changed, in whole or in part, unless in writing signed by each of the Parties.

b.                                      This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs, legal representatives and assigns; provided that Employee’s rights, duties and obligations hereunder may not be delegated, transferred or assigned by him/her, in whole or in part, in any manner.

c.                                       This Agreement shall be governed, construed, interpreted and enforced in accordance with the internal laws of the State of California, without regard to the application and effect of its conflict of laws principles.

d.                                      The Parties hereby acknowledge and agree that any claim or dispute arising out of or relating to the terms of this Agreement, Employee’s employment or the termination thereof shall be resolved in accordance with Section 19 of the Employment Agreement.

e.                                       In the event that either Party breaches, violates, or fails to comply with any of the provisions, terms or conditions or any of the representations of this Agreement, the non-breaching Party shall be entitled to recover damages against the breaching Party. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief.

f.                                        The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.

g.                                       This Agreement has been reviewed by each of the Parties. The Parties have each had a full opportunity to negotiate the terms and conditions of this Agreement and to consult with legal counsel of their choosing in connection with the same. Accordingly, the Parties hereby expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.

h.                                      This Agreement may be executed in any number of counterparts, including by facsimile or other electronic transmission bearing the signature of the respective Party hereto, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

i.                                          This Agreement and the terms and conditions hereof are confidential. Employee shall not discuss or otherwise disclose the terms and conditions hereof, or provide a copy of all or any portion of this Agreement, to any person other than his/her legal or tax advisors or his/her spouse (if any) on a confidential basis. Nothing herein shall prohibit any party hereto from disclosing this Agreement or the terms and conditions hereof when required by law, subpoena or court order or as otherwise provided in this Agreement.

[Signature Page Follows]

EMPLOYER:	Skilled Healthcare, LLC

	By:	/s/ Jeanne M. Phillips
Name: Jeanne M. Phillips
Title: SVP/CHRO

Date: 09 Mar 2015

Address for Notices: Skilled Healthcare, LLC Attn: General Counsel 101 East State St. Kennett Square, PA 19348

With a copy to: Jeanne M. Phillips Senior Vice President and Chief Human Resources Officer Genesis HealthCare, LLC 101 East State St. Kennett Square, PA 19348

EMPLOYEE:	/s/ Paxton Wiffler
Paxton Wiffler
Date: 3/3/15

Address for Notices: